WILLIAMS CONTROLS, INC.

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of January 10, 2003, between Williams Controls, Inc., a Delaware corporation (the “Company”), and Dennis Bunday (“Executive”).

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Period”).

     2. Position and Duties.

          (a) During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall have the normal duties, responsibilities, functions and authority of such positions, subject to the direction of the Company’s Board of Directors (the “Board”).

          (b) During the Employment Period, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity and reasonable time and attention devoted to civic and charitable activities) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

          (c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

     3. Compensation and Benefits.

          (a) Executive shall be paid an annual salary of $150,000, payable by the Company in accordance with the Company’s customary payroll practices, but not less often than monthly (such salary is herein referred to as the “Base Salary”). The Base Salary shall be reviewed annually by the Board following the end of each fiscal year during the Employment Period, beginning on September 30, 2003, and may be adjusted upward by such amount as the Board may determine as appropriate in light of Executive’s and the Company’s performance and other relevant market conditions.

          (b) During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible.

          (c) In addition to the Base Salary, the Board shall award a bonus to Executive following the end of each fiscal year during the Employment Period. The target bonus shall be equal to 33% of Base Salary based on target parameters to be set annually by the Board in its sole discretion, for such fiscal year; provided that the bonus may be adjusted upward to 50% of Base Salary if the Board, in its sole discretion, determines that extraordinary performance has been achieved for such fiscal year.

          (d) All amounts payable to Executive as compensation hereunder shall be subject to all required withholding by the Company.

     4. Term.

          (a) The Employment Period shall be for a term of four years commencing on October 1, 2002 (the “lnitial Term”) and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning immediately after the initial three-year term (each, an “Extended Term”), unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 90 days prior to the end of such Initial Term (or Extended Term, as appropriate); provided that (i) the Employment Period shall terminate prior to the end of such Initial Term (or Extended Term, as appropriate) immediately upon Executive’s resignation, death or mental or physical disability or incapacity, (ii) the Employment Period may be terminated by the Company at any time prior to the end of such Initial Term (or Extended Term, as appropriate) for Cause (as defined below) or without Cause and (iii) the Employment Period may be terminated by the Executive at any time for Just Reason (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. Executive shall be deemed to have resigned for “Just Reason” if he resigned in order to provide almost full-time care or companionship for an expected period of more than six months to a seriously or terminally ill immediate family member, as reasonably and in good faith determined by the Board. Notwithstanding that the Initial Term commenced on October 1, 2002, the parties hereto acknowledge that Executive has been receiving an annual salary of $150,000 per annum since June 1, 2002.

          (b) In the event of death of Executive, this Agreement shall terminate on the date of death and the estate of Executive shall be entitled to receive benefits and expenses to which he is entitled under paragraph 3 here such termination.

          (c) In the event that Executive becomes disabled and unable to perform the essential functions of his job for a period of 90 days within a twelve-month period as provided in this paragraph (a “Disability”), the Company will make efforts to reasonably accommodate Executive as required by applicable state or federal disability laws. However, the parties agree that, given Executive’s position, it would be an undue hardship to the Company if Executive is absent for more than 90 days within any twelve-month period.

Therefore, if as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for 90 days within any twelve-month period, then 30 days after receiving written notice of such Disability, the Company may terminate Executive’s employment hereunder. Executive shall be deemed to have a Disability within the meaning of this paragraph only upon such reasonable, good faith determination by the Board regarding Executive’s Disability, after it has appointed a physician reasonably acceptable to Executive who has provided the Board with his opinion regarding Executive’s Disability. In the event this Agreement is terminated as a result of Executive’s Disability, Executive shall be entitled to receive any unpaid compensation, benefits and expenses to which he is entitled under paragraph 3 hereof for employment prior to such termination.

          (d) If the Company declines to extend the first, second, third, fourth or fifth one-year Extended Term of this Agreement for one year (i.e., the five one-year terms during the period commencing on October 1, 2006 and ending on September 30, 2011) pursuant to the same terms, Executive shall be entitled to continue to (i) receive his Base Salary, and (ii) participate in employee benefit programs for senior executive employees (other than bonus and incentive compensation plans), as special severance payments and benefits from the date of termination until the first-year anniversary of the effective date of such termination, if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof, and Executive shall not be entitled to any other salary, compensation or benefits from the Company after termination of the Employment Period (other than any other unpaid compensation, benefits and expenses to which he is entitled under paragraph 3 hereof for employment prior to such termination). The Base Salary payable pursuant to this paragraph 4(d) shall be paid in accordance with the then current payroll policies of the Company, but not less frequently than monthly. The amounts payable pursuant to this paragraph 4(d) shall be reduced by 50% of the amount of any compensation (including consulting fees) Executive receives, whether through self-employment, re-employment with another employer, or consulting arrangements, during the Severance Period (as defined below); provided, however that Executive shall have no duty or obligation to seek employment or consulting arrangements during the Severance Period. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation earned or received by him during the Severance Period. For clarification purposes only, nothing in this paragraph 4(d) shall be deemed to be affect the terms of paragraph 7 hereof.

          (e) If the Company declines to extend the Initial Term of this Agreement for one year (i.e., the Company declines to extend beyond September 30, 2006) pursuant to the same terms or if the Employment Period is terminated by the Company without Cause prior to the end of the Initial Term or any Extended Term, Executive shall be entitled to continue to (i) receive his Base Salary, and (ii) participate in employee benefit programs for senior executive employees (other than bonus and incentive compensation plans), as special severance payments and benefits from the date of termination until the first-year anniversary of the effective date of such termination, if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof, and Executive shall not be entitled to any other salary, compensation or benefits from the Company after termination of the Employment Period (other than any other unpaid compensation, benefits and expenses to which he is entitled under paragraph 3 hereof for employment prior to such termination). The Base Salary payable pursuant to this paragraph 4(e) shall be paid in accordance with the then current payroll policies of the Company, but not less frequently than monthly. For clarification purposes only, nothing in this paragraph 4(e) shall be deemed to affect the terms of paragraph 7 hereof.

          (f) If the Employment Period is terminated by the Company for Cause, by Executive voluntarily, Executive declines to extend the term of this Agreement pursuant to the same terms or the Company declines to extend the term of this Agreement beyond September 30, 2011 pursuant to the same terms, Executive shall only be entitled to receive his Base Salary prorated through the date of termination (together with any other unpaid compensation, benefits and expenses to which he is entitled under paragraph 3 hereof for employment prior to such termination), and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter (except as provided in paragraph 7). For all purposes of this Agreement, Executive’s resignation from his employment with Company shall be deemed not to constitute his resignation, and instead to be treated as a termination without Cause of his employment by the Company (a “Good Reason”), if such resignation occurs no more than 90 days after any of:

(i)	the Company reduces Executive’s duties not consistent with the status of an executive;

(ii)	the Company requires Executive to relocate his office more than 50 miles from its location at the inception of the Employment Period; and

(iii)	the Company breaches any material provision of this Agreement, and such breach is not remedied within days after the receipt of notice from Executive.

For clarification purposes only, Executive’s resignation from his employment with the Company during the period in which the division or plant for or in which he primarily works is in the process of being shut down shall not be a termination for Good Reason. During such circumstances, a termination for Good Reason can only occur if (x) Executive resigns after such division or plant is shut down, and (y) the Executive has completed all activities which are requested of him and which are appropriate for an executive in connection with the wind-up and subsequent start-up, if applicable, of a North American successor operation. In the event the Employment Period terminates by reason of a Good Reason, Executive shall be entitled to the payments and benefits provided in paragraph 4(d) hereof; provided, however, that if such Good Reason is pursuant to clause (iii) above, Executive shall be entitled to the payments and benefits provided in paragraph 4(e) hereof (and not paragraph 4(d)).

          (g) In the event Executive resigns for Just Reason, this Agreement shall terminate upon the effective date of such resignation and Executive shall be entitled to receive any unpaid compensation, benefits and expenses to which he is entitled under paragraph 3 hereof for employment prior to such termination.

          (h) In the event of termination of the Employment Period, all other rights and benefits Executive (or Executive’s estate) may have under the Executive Stock Agreement (as defined below) shall be determined in accordance with the terms and conditions of such agreements. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as the federal law known as COBRA) or as provided in paragraph 7. The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owe Executive hereunder; provided, however, that the Company may not offset any claims for damages that it alleges against Executive.

          (i) For the purposes of this Agreement, “Severance Period” means any period in which Executive is receiving payments pursuant to paragraph 4(d) or 4(e) hereof.

          (j) For purposes of this Agreement, “Cause” means (i) the failure to comply in all material respects with the terms of this Agreement, the Executive Stock Agreement by and between the Company and Executive in the form attached hereto as Exhibit B (the “Executive Stock Agreement”), or any other agreement between Executive and the Company or any of its Subsidiaries, which failure is not remedied within 30 days after the receipt of notice from the Company or any of its Subsidiaries, (ii) any intentional act of dishonesty or disloyalty by Executive that is materially injurious to the property, operations, business or reputation of the Company or any Subsidiary thereof, (iii) any indictment or conviction for a felony or conviction of a misdemeanor either involving theft or resulting in incarceration for more than one week, (iv) any material act or omission by Executive during his employment with the Company or any Subsidiary thereof involving willful malfeasance or gross negligence in the performance of his duties to the Company or any Subsidiary thereof or (v) Executive’s habitual neglect or willful and repeated failure to comply with the lawful directives of the Board (as set at a meeting of the Board in accordance with the Company’s bylaws) or the CEO, which lawful directives in each case are appropriate for an executive, and which neglect or failure is not remedied within 30 days after the receipt of notice from the Company or any of its Subsidiaries.

     5. Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any of its Subsidiaries (“Confidential Information”) are the property of the Company or such Subsidiary and are subject to substantial efforts by the Company or such Subsidiary, as appropriate, to maintain and protect the confidential nature thereof. Therefore, Executive agrees that he shall not disclose to any person except to the extent required in the course of Executive’s service to the Company or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.

Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which he may then possess or have under his control.

     6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     7. Noncompete, Non-Solicitation.

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company and its Subsidiaries he shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period, during the Severance Period, and for a period of twelve months after the termination of Executive’s employment with the Company for any reason (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business related to the manufacture or sale of (i) throttle controls (electronic, hydraulic and pneumatic), Low Temperature Co-Fired Ceramic Sensors or Sensors used in electronic throttle controls and related systems or (ii) other business competing with the businesses of the Company or its Subsidiaries with which Executive had direct contact or over which Executive had supervisory responsibilities during the Employment Period. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire (or permit any entity in which he has hiring authority to hire) any person who either (A) is an employee of the Company or any Subsidiary thereof or (B) was an employee of the Company or any Subsidiary thereof on the date Executive’s Employment Period terminated, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

          (c) If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this paragraph 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

          (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

     8. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

     9. Survival. Paragraphs 5 through 7 and 9 through 17 hereof shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

     10. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person, by courier, by facsimile transmission, by nationally recognized overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, as follows:

            Notices to Executive:

Dennis Bunday
4245 S.W. Comus
Portland Oregon 97219
Facsimile No.: 503-892-9549

With a copy (which shall not constitute notice) to:

Tonkon Torp LLP
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, OR 97204
Attn: Jon W. Nickel
Facsimile No.: (503) 274-8779

Notices to the Company:

Williams Controls, Inc.
14100 SW 72nd Avenue
Portland, OR 97224
Attn: Dennis Bunday
Facsimile No.: (503) 624-3812

With a copy (which shall not constitute notice) to:

American Industrial Partners
551 Fifth Avenue, #3800
New York, NY 10176
Attn: Kirk R. Ferguson
Facsimile No.: (212) 986-5099

and

American Industrial Partners
One Maritime Plaza, Suite 2525
San Francisco, CA 94111
Attn: Nathan L. Belden
Facsimile No.: (415) 788-5302

and

Kirkland & Ellis
655 Fifteenth Street, Suite 1200
Washington, D.C. 20005
Attn: Robert G. Marks
Facsimile No.: (202) 879-5200

Any party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     12. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by and against Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

     16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Oregon, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon. In furtherance of the foregoing, the internal law of the State of Oregon shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

     17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

     18. Executive Stock Agreement. Notwithstanding anything herein or in the Executive Stock Agreement to the contrary, unless and until the Executive Stock Agreement is executed by the parties thereto, the Company is under no obligation to sell, and Executive is under no obligation to purchase, shares of the Company’s Series B Preferred Stock, 15% Redeemable Convertible Series. Notwithstanding anything herein or in any stock option agreement to the contrary, unless and until the Company grants Executive stock options pursuant to the Company’s 2002 Stock Option Plan, the Company is under no obligation to grant Executive options to purchase the Company’s Common Stock, par value $.01 per share.

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[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

WILLIAMS CONTROLS, INC.

By:
Name:
Title:

DENNIS BUNDAY

EXHIBIT A
TO EMPLOYMENT AGREEMENT

GENERAL RELEASE

     I, Dennis Bunday, in consideration of and subject to the performance by Williams Controls, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of January 10, 2003 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.

I understand that certain of the payments or benefits paid or granted to me under paragraph 4(d) or 4(e) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 4(d) or 4(e) of the Agreement (other than for any other unpaid compensation, benefits and expenses to which I am entitled under paragraph 3 of the Agreement for employment prior to termination) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.

Except as provided in paragraph 4 below, and except for compensation and benefits I am entitled to under the terms of the Agreement, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.

I agree that this General Release does not waive or re1ease any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and everyone of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.

I agree that I will forfeit all cash amounts payable by the Company pursuant to the Agreement that would not have otherwise been paid but for my signing this General Release if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return an payments received by me pursuant to the Agreement.

8.

I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.

I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

12.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(iv)	I HAVE READ IT CAREFULLY;

(v)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(vi)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(vii)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(viii)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON JANUARY 10, 2003 TO CONSIDER IT AND THE CHANGES MADE SINCE THE NOVEMBER 1, 2002 VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(ix)	THE CHANGES TO THE AGREEMENT SINCE NOVEMBER 1, 2002 EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(x)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(xi)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(xii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _______________ ___,200__
DENNIS BUNDAY